Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-234330, 333-238317, 333-261443, 333-262550, 333-268002, 333-268738 and 333-269083), Registration Statements on Form S-3 (Nos 333-211943, 333-211944, 333-230672, 333-233623, 333-248238 and 333-254744) and in Registration Statements on Form S-8 (Nos. 333-147334, 333-157041, 333-164469, 333-171981, 333-180461, 333-185998, 333-194383, 333-196764, 333-203109, 333-208985, 333-211754, 333-215680, 333-218469, 333-222625, 333-236328, 333-252155 and 333-264953) of our report dated March 31, 2023, relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. for the year ended December 31, 2022, which appears in this Annual Report on Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 31, 2023